Exhibit 2.3

LINE OF CREDIT PROMISSORY NOTE

$12,500,000 Dated: August 17, 2004

FOR VALUE RECEIVED, BioVest International, Inc., a Delaware corporation (“Borrower”) promises to pay to the order of Accentia, Inc., a Florida corporation (“Lender”), the principal sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000), or so much thereof as may be disbursed to, or for the benefit of the Borrower by Lender in Lender’s sole and absolute discretion. It is the intent of the Borrower and Lender hereunder to create a line of credit agreement between Borrower and Lender whereby Borrower may borrow up to $12,500,000 from Lender as accelerated payments under an outstanding promissory note issued by Lender to Borrower on June 16, 2003, a copy of which is attached as Exhibit A hereto. It is expressly provided that Lender has no obligation to lend Borrower any amounts hereunder (or to otherwise make any accelerated payments under Exhibit A) and any decision to lend any money (or make any accelerated payment) lies in the sole and complete discretion of the Lender. This Line of Credit relationship is created pursuant to a Second Amendment to the Investment Agreement between Borrower and Lender, dated August 17, 2004.

INTEREST & PRINCIPAL: There shall be no interest accrued or payable on the unpaid principal of this line of credit, so long as Borrower is not in default as defined herein. Upon an occurrence of a Default hereunder, the unpaid principal shall bear simple interest at the rate of seven percent (7%) per annum.

The entire principal balance of this Note shall be due and payable in full on the first to occur of: (i) June 16, 2007 or (ii) any Default of this Note. There shall be no penalty for early repayment of all or any part of the principal. Additionally, on the date on which each payment becomes due and payable by Lender to Borrower under Exhibit A, the principal amount due and owing from Borrower to Lender under this Note shall be deemed automatically repaid to the extent of, and in the amount of, said due and payable payment. Payments under Exhibit A are due and payable as follows: (i) an installment in the amount of Two Million Five Hundred Thousand Dollars and No Cents ($2,500,000) is due and payable on June 16, 2005; (ii) an installment in the amount of Five Million Dollars and No Cents ($5,000,000) is due and payable on June 16, 2006; and (iii) an installment in the amount of Five Million Dollars and No Cents ($5,000,000) is due and payable on June 16, 2007.

SECURITY: This Note shall be secured by a General Security Agreement (“Security Agreement”) upon all assets of Borrower.

DEFAULT: The Borrower shall be in Default of this Note on the occurrence of any of the following events: (i) the Borrower shall fail to meet its obligation to make the required principal or interest payments hereunder. (ii) the Borrower shall be dissolved or liquidated; (iii) the Borrower shall make an assignment for the benefit of creditors or shall be unable to, or shall admit in writing their inability to pay their debts as they become due; (iv) the Borrower shall commence any case, proceeding, or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or any such action shall be commenced against the undersigned; (v) the Borrower shall suffer a receiver to be appointed for it or for any of its property or shall suffer a garnishment, attachment, levy or execution; (vi) the Borrower shall sell, transfer, assign or otherwise dispose of any assets which are included in the Collateral securing this Note.

REMEDIES: Upon default of this Note, Lender may declare the entire amount due and owing hereunder to be immediately due and payable. Lender may also use all remedies in law and in equity to enforce and collect the amount owed under this Note.

Borrower hereby waives demand, presentment, notice of dishonor, diligence in collecting, grace and notice of protest.

BORROWER:

BIOVEST INTERNATIONAL, INC.

By:	Its:

GUARANTY:

The undersigned guarantor, Biovax, Inc., a Florida corporation (“Guarantor”), hereby acknowledges the terms and obligations of the Line of Credit Promissory Note set forth above and agrees to act as a Guarantor, and does hereby guaranty the obligations of BioVest International, Inc. hereunder. Guarantor agrees to execute the General Security Agreement securing the obligations set forth herein as a Debtor.

BIOVAX, INC.

By:	Its: